Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional	Thomas A. H. White
	information contact:	Senior Vice President, Investor Relations
423.294.8996

Linnea R. Olsen
Director, Investor Relations
410.872.8970

August 2, 2005		Jim Sabourin
Vice President, Corporate Communications
423.294.6043

UnumProvident Corporation Reports

Second Quarter 2005 Results

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the second quarter of 2005.

The Company reported net income of $171.3 million ($0.55 per diluted common share) for the second quarter of 2005, compared to $7.2 million ($0.02 per diluted common share) for the second quarter of 2004. Included in the results for the second quarter of 2005 are net realized after tax investment gains of $42.6 million ($0.13 per diluted common share), compared to net realized after tax investment losses of $55.9 million ($0.18 per diluted common share) in the second quarter of 2004. Included in net realized after tax investment gains and losses are after tax gains of $40.6 million in the second quarter of 2005 and after tax losses of $48.9 million in the second quarter of 2004 reflecting the change in the fair value of DIG Issue B36 derivatives.

Also included in the second quarter of 2004 is the impact of the closing of the sale of the Company’s Canadian branch, which resulted in a net loss from discontinued operations of $67.8 million after tax ($0.23 per diluted common share).

Income from continuing operations, excluding net realized after tax investment gains and losses, was $128.7 million ($0.42 per diluted common share) in the second quarter of 2005, compared to $130.9 million ($0.43 per diluted common share) in the second quarter of 2004. The Company believes operating income or loss, a non-GAAP financial measure which excludes realized investment gains and losses, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

“Our second quarter results reflect continued earnings improvement for most of our operations and further indications that we are beginning to restore growth to selected areas of the business,” said Thomas R. Watjen, president and chief executive officer. “One of the areas which adversely impacted our results this year is some disruption to our claims management process as we implemented changes in that area. I am pleased that we saw steady improvement in this area throughout the quarter, and I expect that to continue in the second half of the year. In short, we continued to build momentum in the second quarter and although challenges remain, our confidence in the future is building.”

Results by Segment

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax, net realized investment gains and losses, and results of discontinued operations.

The Income Protection segment reported operating income of $91.8 million in the second quarter of 2005, compared to $90.8 million in the second quarter of 2004.

Within the segment, the group income protection line reported operating income of $53.6 million in the second quarter of 2005, compared to $49.4 million in the prior year second quarter. The benefit ratio for the group income protection line was 90.0 percent in the second quarter of 2005, compared to 89.4 percent in the second quarter of 2004 and 90.5 percent in the first quarter of 2005. Claim recoveries and the timing of claim decisions continued to be adversely impacted by the implementation of the organizational and procedural changes the Company made in response to the multistate regulatory settlement agreements entered into during the fourth quarter of 2004 and other process improvement initiatives. Management has assessed the changes in practice that disrupted the claim decision process for both new claims and open claims and identified aspects of the procedural or organizational changes in the agreements or their operational implementation that need to be addressed to eliminate the delay in making claim decisions. Certain of these procedural and organizational changes have been addressed, and while the disruption has not been eliminated, progress was made during the second quarter in restoring operational effectiveness. The Company currently believes this disruption is temporary and will not impact its long-term expectation for claim recovery rates. However, if the operational improvement the Company has projected occurs at a slower rate, there is likely to be some additional costs in its claim operations over the next several quarters. While the impact of the disruption reduced the operating income in the Company’s U.S. group long-term income protection line of business in the second quarter of 2005 relative to the year ago quarter, the overall results in this business line reflect improved earnings in the group long-term income protection business in the Company’s U.K. subsidiary, Unum Limited, and in the U.S. group short-term income protection line of business.

Also within this segment, the recently issued individual income protection line of business reported operating income of $22.3 million in the second quarter of 2005, compared to operating income of $24.6 million in the second quarter of 2004. The decline in earnings primarily reflects lower net investment income which more than offset a decline in the benefit ratio relative to the prior year second quarter results.

The long-term care line, which includes the results of both group and individual long-term care, reported operating income of $12.5 million in the second quarter of 2005, compared to $12.7 million in the second quarter of 2004. Finally, the disability management services line of business reported operating income of $3.4 million in the second quarter of 2005, compared to $4.1 million in the second quarter of 2004.

Premium income for the Income Protection segment increased slightly to $1,037.7 million in the second quarter of 2005, compared to $1,024.5 million in the second quarter of 2004. Within this segment, new annualized sales (submitted date basis) for group long-term income protection fully insured products increased 18.0 percent to $86.5 million in the second quarter of 2005 from $73.3 million in the second quarter of 2004. The increase was attributable to higher sales in both the U.S. operations and Unum Limited in the U.K. New annualized sales (submitted date basis) for group short-term income protection fully insured products declined 13.0 percent to $14.7 million in the second quarter of 2005 from $16.9 million in the second quarter of 2004 due to lower large case sales. New annualized sales (paid for basis) for recently issued individual income protection increased 5.2 percent to $24.1 million in the second quarter of 2005 from $22.9 million in the second quarter of 2004.

Premium persistency in the Company’s U.S. group long-term income protection business was 83.2 percent for the second quarter of 2005, compared to 84.8 percent for the full year 2004. This decline is consistent with the Company’s efforts to re-price portions of its in-force business in order to improve its profitability. Persistency in the Company’s group short-term income protection line of business was 80.1 percent for the second quarter of 2005, compared to 80.6 percent for full year 2004.

The Life and Accident segment reported operating income of $64.3 million in the second quarter of 2005, compared to $58.6 million in the second quarter of 2004. The improved performance is primarily attributable to improved performance in the accidental death & dismemberment, voluntary life and other, and U.K. group life lines of business.

Premium income in this segment declined 4.7 percent to $472.7 million in the second quarter of 2005, compared to $496.2 million in the second quarter of 2004. New annualized sales (submitted date basis) in this segment declined 27.9 percent to $61.2 million in the second quarter of 2005, compared to $84.9 million in the second quarter of 2004.

Premium persistency in the Company’s U.S. group life line of business was 75.0 percent for the second quarter of 2005, compared to 84.0 percent for full year 2004. The decline in persistency was due to higher terminations of some larger cases which had been targeted for significant rate increases.

The Colonial segment reported operating income of $43.6 million in the second quarter of 2005, compared to $39.4 million in the second quarter of 2004. The benefit ratio for this segment improved to 53.8 percent in the second quarter of 2005, compared to 55.2 percent in the second quarter of 2004, primarily due to a lower benefit ratio for the life product line. Premium income for this segment increased 6.3 percent to $195.6 million in the second quarter of 2005, compared to $184.0 million in the second quarter of 2004. New annualized sales in this segment increased 4.3 percent to $65.9 million in the second quarter of 2005 from $63.2 million in the second quarter of 2004.

The Individual Income Protection – Closed Block segment reported operating income of $27.7 million in the second quarter of 2005, compared to $30.0 million in the second quarter of 2004. The benefit ratio was slightly higher in the second quarter of 2005 compared to the second quarter of 2004, reflecting lower claim recoveries and generally stable claim incidence trends. Operating expenses in the second quarter of 2005 increased relative to the year ago quarter due to the payment of a judgment in a lawsuit. Premium income for this segment was $232.8 million in the second quarter of 2005, compared to $249.2 million in the second quarter of 2004 due to the expected decline in this closed block of business.

The Other segment, which includes results from products no longer actively marketed, reported operating income of $10.5 million in each of the second quarters of 2005 and 2004.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $37.6 million in the second quarter of 2005, compared to a loss of $30.7 million in the second quarter of 2004, which included a $9.4 million curtailment gain related to changes in the Company’s retiree medical plan.

The Company’s average number of shares outstanding used to calculate the per diluted common share results was 309,108,296 for the second quarter of 2005, compared to 301,478,204 for the second quarter of 2004.

Book value per common share at June 30, 2005 was $26.37, compared to $21.01 at June 30, 2004.

UnumProvident Corporation senior management will host a conference call on Wednesday, August 3 at 9:00 a.m. (eastern) to discuss the results of operations for the second quarter and may include forward-

looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (888) 283-6901. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Tuesday, August 9. In addition, the Company’s Statistical Supplement for the second quarter of 2005 is available on the Company’s website.

UnumProvident is the largest provider of group and individual income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $5.9 billion in total benefits to customers in 2004. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs more than 11,600 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions and investigations, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2004 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

	Three Months Ended June 30		Six Months Ended June 30
($ in millions, except share data)	2005	2004	2005	2004
Operating Revenue by Segment	$2,591.2	$2,595.8	$5,166.3	$5,194.1
Net Realized Investment Gain (Loss)	65.5	(86.5)	62.3	(61.1)

Total Revenue	$2,656.7	$2,509.3	$5,228.6	$5,133.0

Operating Income (Loss) by Segment	$200.3	$198.6	$385.1	$(597.0)
Net Realized Investment Gain (Loss)	65.5	(86.5)	62.3	(61.1)
Income Tax (Benefit)	94.5	37.1	123.9	(163.8)

Income (Loss) from Continuing Operations	171.3	75.0	323.5	(494.3)
Loss from Discontinued Operations, Net of Tax	—	(67.8)	—	(60.8)

Net Income (Loss)	$171.3	$7.2	$323.5	$(555.1)

PER SHARE INFORMATION
Assuming Dilution:
Income (Loss) from Continuing Operations	$0.55	$0.25	$1.05	$(1.67)
Loss from Discontinued Operations, Net of Tax	—	(0.23)	—	(0.21)

Net Income (Loss)	$0.55	$0.02	$1.05	$(1.88)

Basic:
Income (Loss) from Continuing Operations	$0.58	$0.25	$1.09	$(1.67)
Loss from Discontinued Operations, Net of Tax	—	(0.23)	—	(0.21)

Net Income (Loss)	$0.58	$0.02	$1.09	$(1.88)

Weighted Average Common Shares - Basic (000s)	295,606.4	295,161.3	295,558.6	295,092.3
Weighted Average Common Shares - Assuming Dilution (000s)	309,108.3	301,478.2	308,365.2	295,092.3

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30, 2005		Three Months Ended June 30, 2004
	(in millions)	Per Share *	(in millions)	Per Share *
Income from Continuing Operations, excluding Net Realized Investment Gains and Losses	$128.7	$0.42	$130.9	$0.43
Net Realized Investment Gain (Loss)	65.5	0.21	(86.5)	(0.28)
Income Tax Benefit (Expense) on Net Realized Investment Gain (Loss)	(22.9)	(0.08)	30.6	0.10

Income (Loss) from Continuing Operations, Net of Tax	$171.3	$0.55	$75.0	$0.25

*	Assuming Dilution